EXHIBIT 3.2
AMENDED AND RESTATED
BYLAWS
OF
VECTOR GROUP LTD.
EFFECTIVE APRIL 29, 2022
(a Delaware corporation)

ARTICLE I
Offices
SECTION 1. Registered Office. The registered office of the Corporation within the State of Delaware shall be in the City of Wilmington, County of New Castle.
SECTION 2. Other Offices. The Corporation may also have an office or offices other than said registered office at such place or places, either within or without the State of Delaware, as the Board of Directors (“Board”) shall from time to time determine or the business of the Corporation may require.
ARTICLE II
Meetings of Stockholders
SECTION 1. Place of Meetings. All meetings of the stockholders for the election of directors or for any other purpose shall be held at any such place, either within or without the State of Delaware, as shall be designated from time to time by the Board and stated in the notice of meeting or in a duly executed waiver thereof. In lieu of holding a meeting of stockholders at a designated place, the Board may, in its sole discretion, determine that any meeting of stockholders may be held solely by means of remote communication.
SECTION 2. Annual Meeting. The annual meeting of stockholders shall be held at such date and time as shall be designated from time to time by the Board and stated in the notice of meeting or in a duly executed waiver thereof. At such annual meeting, the stockholders shall elect a Board and transact such other business as may properly be brought before the meeting.
SECTION 3. Special Meetings. (a) Special meetings of stockholders, unless otherwise prescribed by statute, may be called at any time by, and only by, (i) the Board or by the Chairman of the Board or the President or (ii) solely to the extent required by Section 3(b) of ARTICLE II, by the Secretary of the Corporation (“Secretary”).
(b) A special meeting of the stockholders shall be called by the Secretary upon the request in writing of a stockholder or stockholders holding of record at least 25 percent of the voting power of the issued and outstanding shares of stock of the Corporation entitled to vote at such meeting (the “Requisite Percent”), subject to the following:
(1) In order for a special meeting upon stockholder request (a “Stockholder Requested Special Meeting” to be called by the Secretary, one or more written requests for a special meeting (each, a “Special Meeting Request”, and collectively, the “Special Meeting Requests”) stating the purpose of the special meeting and the matters proposed to be acted upon thereat must be signed and dated by the Requisite Percent of record holders of common stock of the Corporation (or their duly authorized agents), must be delivered to the Secretary at the principal executive offices of the Corporation and must set forth:
(i) in the case of any director nominations proposed to be presented at such Stockholder Requested Special Meeting, the information required by the third and fourth paragraphs of Section 13(b) of ARTICLE II;
(ii) in the case of any matter (other than a director nomination) proposed to be conducted at such Stockholder Requested Special Meeting, the information required by the third and fifth paragraphs of Section 13(b) of ARTICLE II; and

(iii) an agreement by the requesting stockholder(s) to notify the Corporation immediately in case of any disposition prior to the record date for the Stockholder Requested Special Meeting of shares of common stock of the Corporation owned of record and an acknowledgment that any such disposition shall be deemed a revocation of such Special Meeting Request to the extent of such disposition, such that the number of shares disposed of shall not be included in determining whether the Requisite Percent has been reached.
The Corporation will provide the requesting stockholder(s) with notice of the record date for the determination of stockholders entitled to vote at the Stockholder Requested Special Meeting. Each requesting stockholder is required to update the notice delivered pursuant to this section not later than 10 business days after such record date to provide any material changes in the foregoing information as of such record date.
In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percent, multiple Special Meeting Requests delivered to the Secretary will be considered together only if each such Special Meeting Request: (x) identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board), and (y) has been dated and delivered to the Secretary within 60 days of the earliest dated of such Special Meeting Requests. If the record holder is not the signatory to the Special Meeting Request, such Special Meeting Request will not be valid unless documentary evidence is supplied to the Secretary at the time of delivery of such Special Meeting Request (or within 10 business days thereafter) of such signatory’s authority to execute the Special Meeting Request on behalf of the record holder. Any requesting stockholder may revoke his or her Special Meeting Request at any time by written revocation delivered to the Secretary at the principal executive offices of the Corporation; provided, however, that if following such revocation (or any deemed revocation pursuant to clause (iii) above), the unrevoked valid Special Meeting Requests represent in the aggregate less than the Requisite Percent, there shall be no requirement to hold a special meeting. The first date on which unrevoked valid Special Meeting Requests constituting not less than the Requisite Percent shall have been delivered to the Corporation is referred to herein as the “Request Receipt Date”.
(2) A Special Meeting Request shall not be valid if:
(i) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law;
(ii) the Request Receipt Date is during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting;
(iii) the purpose specified in the Special Meeting Request is not the election of directors and an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”) was presented at any meeting of stockholders held within the 12 months prior to the Request Receipt Date; or
(iv) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholder meeting that has been called but not yet held or that is called for a date within 90 days of the Request Receipt Date.
(3) A Stockholder Requested Special Meeting shall be held at such date and time as may be fixed by the Board; provided, however, that the Stockholder Requested Special Meeting shall be called for a date not more than 90 days after the Request Receipt Date.
(4) Business transacted at any Stockholder Requested Special Meeting shall be limited to (i) the purpose(s) stated in the valid Special Meeting Request(s) received from the Requisite Percent of record holders and (ii) any additional matters that the Board determines to include in the Corporation’s notice of the meeting. If none of the stockholders who submitted the Special Meeting Request appears or sends a qualified representative to present the matters to be presented for consideration that were specified in the Stockholder Meeting Request, the Corporation need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
SECTION 4. Notice of Meetings. (a) The Corporation shall give notice of any annual or special meeting of stockholders. Notices of meetings of the stockholders shall state the place, if any, date, and hour of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. In the case of a special meeting, the notice shall state the purpose or purposes for which the meeting is called. No business other than that specified in the notice thereof shall be transacted at any special meeting. Unless otherwise provided by applicable law or the Certificate of Incorporation, notice shall be given to each stockholder entitled to vote at such meeting not fewer than 10 days nor more than 60 days before the date of the meeting.
(b) Notice to stockholders may be given by personal delivery, mail, or, with the consent of the stockholder entitled to receive notice, by facsimile or other means of electronic transmission. If mailed, such notice shall be delivered by postage-prepaid envelope directed to each stockholder at such stockholder’s address as it appears in the records of the Corporation and shall be deemed given when deposited in the United States mail. Notice shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in the rules of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 233 of the Delaware General Corporation Law. Notice given by electronic transmission pursuant to this subsection shall be deemed given: (i) if by facsimile, when directed to a facsimile number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the Secretary, Assistant Secretary, the Corporation’s transfer agent or other agent of the Corporation that the notice has been given by personal delivery, mail, or a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
(c) Notice of any meeting of stockholders need not be given to any stockholder if (i) waived by such stockholder either in a writing signed by such stockholder or by electronic transmission, whether such waiver is given before or after such meeting is held, or (ii) if such stockholder shall attend such meeting, except when he or she shall attend for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be reasonably determined that the electronic transmission was authorized by the stockholder. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.
SECTION 5. List of Stockholders. The Corporation’s transfer agent or the officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. Nothing contained in this section shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting for the duration thereof and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder for the duration of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

SECTION 6. Quorum, Adjournments. The holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented by proxy at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. Any meeting of stockholders, annual or special, may be adjourned from time to time (and the chairman of a meeting may do so without the vote of stockholders), to reconvene in the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than 30 days, or, if after adjournment a new record date is set, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
SECTION 7. Organization. At each meeting of stockholders, the Chairman of the Board or, in his or her absence, the President, or such other executive officer of the Corporation designated by the Chairman or the President, shall act as chairman of the meeting. The Secretary or, in his or her absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof.
SECTION 8. Order of Business. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls, for each item on which a vote is to be taken.
SECTION 9. Voting. Except as otherwise provided by statute or the Certificate of Incorporation, each stockholder of the Corporation shall be entitled at each meeting of stockholders to one vote for each share of capital stock of the Corporation standing in his or her name in the record of stockholders of the Corporation:
(a) on the date fixed pursuant to the provisions of Section 7 of ARTICLE V as the record date for the determination of the stockholders who shall be entitled to notice of and to vote at such meeting; or
(b) if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice thereof shall be given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for him or her by a proxy signed by such stockholder or his or her attorney-in-fact, but no proxy shall be voted after three years from its date, unless the proxy provides for a longer period. Any such proxy shall be delivered to the secretary of the meeting prior to the time designated in the order of business for so delivering such proxies. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote thereon that is present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. For purposes of this Bylaw, votes cast “for” or “against” and “abstentions” with respect to a given matter shall be counted as shares of stock of the Corporation entitled to vote on such matter, while “broker nonvotes” (or other shares of stock of the Corporation similarly not entitled to vote) shall not be counted as shares entitled to vote on such matter. Unless required by statute, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by his or her proxy, if by such proxy, and shall state the number of shares voted.
SECTION 10. Inspectors. The Board may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the chairman of the meeting shall, or if inspectors shall not have been appointed, the chairman of the meeting may, appoint one or more inspectors. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders. The inspectors may appoint or retain other persons to assist them in the performance of their duties. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxy or vote, nor any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted therewith, any information provided by a stockholder who submits a proxy by electronic transmission from which it can be determined that the proxy was authorized by the stockholder, any written ballot or, if authorized by the Board, a ballot submitted by electronic transmission together with any information from which it can be determined that the electronic transmission was authorized by the stockholder, any information provided in a record of a vote if such vote was taken at the meeting by means of remote communication along with any information used to verify that any person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder, ballots and the regular books and records of the corporation, and they may also consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for such purpose, they shall, at the time they make their certification, specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
SECTION 11. Remote Communication. For the purposes of these Bylaws, if authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders may, by means of remote communication:
(a) participate in a meeting of stockholders; and
(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
SECTION 12. Action by Consent. Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, by any provision of statute or of the Certificate of Incorporation or of these Bylaws, the meeting and vote of stockholders may be dispensed with, and the action taken without such meeting and vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book or books in which meetings of stockholders are recorded; provided, however, that delivery made to the Corporation’s registered office in the State of Delaware shall be by hand or by certified mail, return receipt requested. An electronic transmission consenting to an action to be taken and transmitted by a stockholder shall be deemed to be written, signed and dated for the purposes of this section, as provided by the laws of the State of Delaware. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation in the manner required by this Bylaw, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, that delivery made to the Corporation’s registered office in the State of Delaware shall be by hand or by certified mail, return receipt requested.
Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in this Section 12 of ARTICLE II.
SECTION 13. Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals. (a) The matters to be considered and brought before any annual or special meeting of stockholders of the Corporation shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Section 13 of ARTICLE II.
(b) For any matter to be brought properly before the annual meeting of stockholders, the matter must be (i) specified in the notice of the annual meeting given by or at the direction of the Board, (ii) otherwise brought before the annual meeting by or at the direction of the Board or (iii) brought before the annual meeting by a stockholder who is a stockholder of record of the Corporation on the date the notice provided for in this Section 13 of ARTICLE II is delivered to the Secretary, who is entitled to vote at the annual meeting and who complies with the procedures set forth in this Section 13 of ARTICLE II.
In addition to any other requirements under applicable law and the Certificate of Incorporation and these Bylaws, written notice (the “Stockholder Notice”) of any nomination or other proposal must be timely and any proposal, other than a nomination, must constitute a proper matter for stockholder action. To be timely, the Stockholder Notice must be delivered to the Secretary at the principal executive office of the Corporation not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends within 60 days after such anniversary date (an annual meeting date outside such period being referred to for the purposes of this Section 13 of ARTICLE II as an “Other Meeting Date”), the Stockholder Notice shall be given in the manner provided herein by the later of the close of business on (i) the date 90 days prior to such Other Meeting Date or (ii) the 10th day following the date such Other Meeting Date is first publicly announced or disclosed.

A Stockholder Notice must contain the following information: (i) whether the stockholder is providing the notice at the request of a beneficial holder of shares, whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the stockholder or such beneficial holder in the Corporation or the matter the Stockholder Notice relates to, and the details thereof, including the name of such other person (the stockholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Corporation or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior 6 months preceding the date of delivery of the Stockholder Notice by or for the benefit of any Interested Person with respect to the Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof, and (v) a representation that the stockholder is a holder of record of stock of the Corporation that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the Stockholder Notice. As used herein, “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act. The Stockholder Notice shall be updated not later than 10 days after the record date for the determination of stockholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date.
Any Stockholder Notice relating to the nomination of directors must contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of the Corporation if elected, and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation). The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the Board under the various rules and standards applicable to the Corporation.
Any Stockholder Notice with respect to a matter other than the nomination of directors must contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders and (ii) a brief written statement of the reasons why such stockholder favors the proposal.
Notwithstanding anything in this Section 13(b) of ARTICLE II to the contrary, in the event that the number of directors to be elected to the Board is increased and either all of the nominees for director or the size of the increased Board is not publicly announced or disclosed by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Stockholder Notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than the close of business on the 10th day following the first date all of such nominees or the size of the increased Board shall have been publicly announced or disclosed.
(c) For any matter to be brought properly before a special meeting of stockholders, the matter must be set forth in the Corporation’s notice of the meeting given by or at the direction of the Board. In the event that the Corporation calls a special meeting of stockholders for the purpose of electing one or more persons to the Board, any stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of the meeting, if the Stockholder Notice required by Section 13(b) of ARTICLE II shall be delivered to the Secretary at the principal executive office of the Corporation not later than the close of business on the 10th day following the day on which the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting is publicly announced or disclosed.
(d) For purposes of this Section 13 of ARTICLE II, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.
(e) Only persons who are nominated in accordance with the procedures set forth in this Section 13 of ARTICLE II shall be eligible for election as directors of the Corporation. In no event shall the postponement or adjournment of an annual meeting already publicly noticed, or any announcement of such postponement or adjournment, commence a new period (or extend any time period) for the giving of notice as provided in this Section 13 of ARTICLE II. This Section 13 of ARTICLE II shall not apply to stockholders proposals made pursuant to Rule 14a-8 under the Exchange Act.
(f) The person presiding at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 13 of ARTICLE II and, if not so given, shall direct and declare at the meeting that such nominees and other matters are not properly before the meeting and shall not be considered. Notwithstanding the foregoing provisions of this Section 13 of ARTICLE II, if the stockholder or a qualified representative of the stockholder does not appear at the annual or special meeting of stockholders of the Corporation to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

SECTION 14.    Stockholder Nominations Included in the Corporation’s Proxy Materials.
(a)Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 14 of ARTICLE II, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:
(1)the names of any person or persons nominated for election, which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board, all applicable conditions and complied with all applicable procedures set forth in this Section 14 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder” and each person so nominated, a “Nominee”);
(2)disclosure about each Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;
(3)any statement in support of the Nominee’s (or Nominees’, as applicable) election to the Board included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement (subject, without limitation, to Section 14(e)(2) of ARTICLE II), provided that such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Statement”); and
(4)any other information that the Corporation or the Board determines, in their discretion, to include in the proxy statement relating to the nomination of the Nominee(s), including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 14 of ARTICLE II and any solicitation materials or related information with respect to the Nominees(s).
For purposes of this Section 14 of ARTICLE II, any determination to be made by the Board may be made by the Board, a committee of the Board or any officer of the Corporation designated by the Board or a committee of the Board, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person so long as made in good faith (without any further requirements).
(b)Maximum Number of Nominees.
(1)The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than that number of directors constituting the greater of (i) two and (ii) 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 14 of ARTICLE II (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting of stockholders shall be reduced by: (i) the number of Nominees who are subsequently withdrawn or that the Board itself decides to nominate for election at such annual meeting of stockholders and (ii) the number of incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting of stockholders is being recommended by the Board. In the event that one or more vacancies for any reason occurs on the Board after the deadline for submitting a Nomination Notice as set forth in Section 14(d) of ARTICLE II but before the date of the Corporation’s applicable annual meeting of stockholders, and the Board resolves to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.
(2)If the number of Nominees pursuant to this Section 14 of ARTICLE II for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 14(d) of ARTICLE II, a Nominating Stockholder ceases to satisfy the eligibility requirements in this Section 14 of ARTICLE II, as determined by the Board, or withdraws its nomination or a Nominee ceases to satisfy the eligibility requirements in this Section 14 of ARTICLE II, as determined by the Board, or becomes unwilling or unable to serve on the Board, whether before or after the mailing of the Corporation’s proxy statement for such annual meeting of stockholders, then the nomination shall be disregarded, and the Corporation: (i) shall not be required to include in its proxy statement for such annual meeting of stockholders or on any ballot or form of proxy for such annual meeting of stockholders the disregarded Nominee or any successor or replacement nominee proposed by the applicable Nominating Stockholder or by any other Nominating Stockholder and (ii) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy for such annual meeting of stockholders and will not be voted on at such annual meeting of stockholders.
(c)Eligibility of Nominating Stockholder.
(1)An “Eligible Holder” is a person who has either (i) been a record holder of the shares of the Corporation’s common stock used to satisfy the eligibility requirements in this

Section 14(c) of ARTICLE II continuously for the three-year period specified in Subsection (2) below or (ii) provides to the Secretary, within the time period referred to in Section 14(d) of ARTICLE II, evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).
(2)An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 14 of ARTICLE II only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number of such shares through the date of the Corporation’s applicable annual meeting of stockholders. Two or more funds or accounts that are (i) under common management and investment control, (ii) under common management and funded primarily by the same employer (or by a group of related employers that are under common control) or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Board that demonstrates the satisfaction of any of the foregoing criteria. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 14 of ARTICLE II, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 14 of ARTICLE II, as determined by the Board, or withdraw from a group of Eligible Holders at any time prior to the applicable annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group. As used in this Section 14 of ARTICLE II, any reference to a “group” or “group of Eligible Holders” refers to any Nominating Stockholder that consists of more than one Eligible Holder and to all the Eligible Holders that make up such Nominating Stockholder.
(3)The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock calculated as of the most recent date for which the total number of outstanding shares of common stock of the Corporation is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.
(4)For purposes of this Section 14 of ARTICLE II, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both: (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares: (A) sold by such Eligible Holder or any of its affiliates in any transaction that has not yet been settled or closed, (B) purchased by such Eligible Holder or any of its affiliates in a transaction that has not yet been settled or closed, (C) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (D) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates. An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on not more than five business days’ notice and has recalled such loaned shares as of (i) the record date for the Corporation’s applicable annual meeting of stockholders and (ii) the date of the Corporation’s applicable annual meeting of stockholders (it being understood that the Eligible Holder shall be entitled to loan such shares during the period that falls between the dates referenced in clauses (i) and (ii)). The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.
(5)No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest net long position as reflected in the Nomination Notice.
(d)Nomination Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than the close of business 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders, submit to the Secretary at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the applicable annual meeting of stockholders is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to for the purposes of this Section 14 of ARTICLE II as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided in this Section 14(d) of ARTICLE II by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:
(1)a Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;
(2)a written notice, in a form deemed satisfactory by the Board, of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including, in the case of a group, each Eligible Holder included in the group):
(i)all information relating to the Nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and/or Rule 14a-11 (as if such rule were still in effect) thereunder (including such Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(ii)as to the Nominating Stockholder: (A) the name and address of such Nominating Stockholder, as they appear on the Corporation’s books, and of such beneficial owner; (B) the class and number of shares of capital stock of the Corporation which are owned beneficially and of record by such Nominating Stockholder; (C) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such Nominating Stockholder, any of its respective affiliates or associates, and any others acting in concert with any of the foregoing; (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Nominating Stockholder’s notice by, or on behalf of, such Nominating Stockholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Nominating Stockholder, with respect to shares of stock of the Corporation; and (E) a representation that the Nominating Stockholder is a holder of record of the stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination;
(iii)the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(iv)a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;
(v)a representation and warranty that the Nominee’s candidacy or, if elected, membership on the Board would not violate applicable state or federal law or the rules of the principal national securities exchange on which the Corporation’s shares of common stock are traded;
(vi)a representation and warranty that the Nominee: (A) does not have any direct or indirect relationship with the Corporation that will cause the Nominee to be deemed not independent pursuant to the Corporation’s Corporate Governance Principles as most recently published on its website and otherwise qualifies as independent under the rules of the principal national securities exchange on which the Corporation’s shares of common stock are traded; (B) meets the audit committee independence requirements under the rules of the principal national securities exchange on which the Corporation’s shares of common stock are traded; (C) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); (D) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and (E) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;
(vii)a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 14(c) of ARTICLE II and has provided evidence of ownership to the extent required by Section 14(c)(1) of ARTICLE II;

(viii)a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 14(c) of ARTICLE II through the date of the applicable annual meeting of stockholders;
(ix)a statement as to the Nominating Stockholder’s intentions with respect to maintaining qualifying ownership of the Minimum Number of shares for at least one year following the applicable annual meeting of stockholders;
(x)details of any position of the Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;
(xi)details of any shares of the Corporation owned by the Nominee that are (A) pledged by the Nominee or otherwise subject to a lien, charge or other encumbrance or (B) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Nominee, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such Nominee’s full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Nominee;
(xii)a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the Board at the applicable annual meeting of stockholders any person other than its Nominee(s);
(xiii)a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting of stockholders, other than its Nominee(s) or any nominee of the Board;
(xiv)a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a director of the Corporation at the applicable annual meeting of stockholders;
(xv)if desired, a Statement; and
(xvi)in the case of a nomination by a group, the designation by all Eligible Holders included in the group of one such Eligible Holder that is authorized to act on behalf of all Eligible Holders included in the group with respect to matters relating to the nomination, including withdrawal of the nomination;
(3)an executed agreement, in a form deemed satisfactory by the Board, pursuant to which the Nominating Stockholder (in the case of a group, including, and binding upon, each Eligible Holder included in the group) agrees:
(i)to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election of a Nominee;

(ii)to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(iii)to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of one or more of the Corporation’s directors, including, without limitation, the Nomination Notice;
(iv)to indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its respective obligations, agreements or representations under this Section 14 of ARTICLE II; and
(v)in the event that (A) any information included in the Nomination Notice or in any other communication by the Nominating Stockholder (including with respect to any Eligible Holder included in a group), any of its Nominees or any of their respective agents or representatives with the Corporation, its stockholders or any other person in connection with the nomination or election of a Nominee ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading) or (B) the Nominating Stockholder (including any Eligible Holder included in a group) has failed to continue to satisfy the eligibility requirements described in Section 14(c) of ARTICLE II, to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and, in the case of clause (A), any other recipient of such communication (together with the information required to correct the misstatement or omission); and
(4)an executed agreement, in a form deemed satisfactory by the Board, by the Nominee:
(i)to provide to the Corporation such other information, including completion of the Corporation’s director questionnaire, as it may reasonably request;
(ii)that the Nominee has read and agrees, if elected, to adhere to the Corporation’s Corporate Governance Guidelines and Code of Conduct and Ethics and any other Corporation policies and guidelines applicable to directors, in each case as in effect from time to time (including, but not limited to, any provision therein requiring a director to offer his or her resignation in specified circumstances); and
(iii)that the Nominee is not and will not become a party to (A) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation, (B) any agreement, arrangement or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (C) any Voting Commitment that could reasonably be expected to limit or interfere with the

Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.
(5)an irrevocable letter of resignation, in a form deemed satisfactory by the Board, executed by the Nominee in advance of the Corporation’s applicable annual meeting of stockholders resigning his or her candidacy for director election and, if applicable at the time the determination set forth in either of clauses (i) and (ii) below is made by the Board, resigning from his or her position as a director, which shall in each case become effective upon a determination by the Board that (i) the information provided to the Corporation with respect to such Nominee pursuant to this Section 14 of ARTICLE II was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (ii) that such Nominee, or the Nominating Stockholder who nominated such Nominee, committed a material violation or breach of any obligation, agreement, representation or warranty of such Nominee or Nominating Stockholder under this Section 14 of ARTICLE II; provided that such resignation letter shall expire upon the certification of the voting results of the Corporation’s applicable annual meeting of stockholders.
The information and documents required by this Section 14(d) of ARTICLE II to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each Eligible Holder, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Item 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or Eligible Holder included in a group that is an entity. The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 14(d) of ARTICLE II (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary.
(e)Exceptions.
(1)Notwithstanding anything to the contrary contained in this Section 14 of ARTICLE II, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if:
(i)the Corporation receives a notice, whether or not subsequently withdrawn, that a stockholder intends to nominate a candidate for director at the applicable annual meeting of stockholders;
(ii)another person is engaging in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting of stockholders other than a nominee of the Board and other than as permitted by this Section 14 of ARTICLE II;
(iii)the Nominating Stockholder or the Eligible Holder that is designated to act on behalf of a group of Eligible Holders, as applicable, or any qualified representative thereof, does not appear at the applicable annual meeting of stockholders to present the nomination submitted pursuant to this Section 14 of ARTICLE II or the Nominating Stockholder withdraws its nomination;
(iv)the Board determines that such Nominee’s nomination or election to the Board would result in the Corporation violating or failing to be in compliance with the

Corporation’s bylaws or certificate of incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the principal national securities exchange on which the Corporation’s shares of common stock are traded;
(v)the Nominee was nominated for election to the Board pursuant to this Section 14 of ARTICLE II at one of the Corporation’s two preceding annual meetings of stockholders and either (A) withdrew or became ineligible or (B) received a vote of less than 20% of the Corporation’s shares of common stock entitled to vote for such Nominee;
(vi)the Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or
(vii)the Corporation is notified, or the Board determines, that a Nominating Stockholder or such Nominee has failed to continue to satisfy the eligibility requirements described in this Section 14 of ARTICLE II, any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), the Nominee becomes unwilling or unable to serve on the Board or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Nominee under this Section 14 of ARTICLE II.
(2)Notwithstanding anything to the contrary contained in this Section 14 of ARTICLE II, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee(s) included in the Nomination Notice, if the Board determines that:
(i)such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(ii)such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person; or
(iii)the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.
The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

ARTICLE III
Board of Directors
SECTION 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or the Certificate of Incorporation directed or required to be exercised or done by the stockholders.
SECTION 2. Number, Qualifications, Election and Term of Office.

(a)The number of directors may be fixed, from time to time, by the affirmative vote of a majority of the entire Board or by action of the stockholders of the Corporation. Any decrease in the number of directors shall be effective at the time of the next succeeding annual meeting of stockholders unless there shall be vacancies in the Board, in which case such decrease may become effective at any time prior to the next succeeding annual meeting to the extent of the number of such vacancies. Directors need not be stockholders.
(b)Except as otherwise provided by statute or these Bylaws, the directors shall be elected at the annual meeting of stockholders. Each director shall hold office until his or her successor shall have been elected and qualified, or until his or her death, or until he or she shall have resigned, or have been removed, as hereinafter provided in these Bylaws. Except as set forth below, the directors shall be elected by ballot, and, subject to the rights of the holders of any series of preferred stock to elect directors, a majority of the votes cast at a meeting for the election of directors at which a quorum is present shall elect directors; provided that, in the event of a “contested election” of directors, directors shall be elected by the vote of a plurality of the votes cast at a meeting for the election of directors at which a quorum is present. For purposes of this Section 2(b), a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast shall include direction to vote against or withhold authority and exclude abstentions with respect to that director’s election. For purposes of this Section 2(b), a “contested election” shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the Secretary as of the close of the applicable notice of nomination period set forth in Section 13 of Article II or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with Section 13 or Section 14 of Article II, as applicable; provided, however, that the determination that an election is a “contested election” shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity.
(c)If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender his or her resignation to the Board. The Governance and Nominating Committee of the Board shall make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Governance and Nominating Committee of the Board in making its recommendation, and the Board in making its decision to accept or reject the tendered resignation, may each consider any factors or other information that it considers appropriate and relevant. If such incumbent director’s resignation is not accepted by the Board, such director shall hold office until his or her successor shall have been elected and qualified, or until his or her death, or until he or she shall have resigned, or have been removed, as hereinafter provided in these Bylaws. If a director’s resignation is accepted by the Board pursuant to this Section 2(c), or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 11 of Article III or may decrease the size of the Board pursuant to Section 2(a).
SECTION 3. Place of Meetings. Meetings of the Board shall be held at such place or places, within or without the State of Delaware, as the Board may from time to time determine or as shall be specified in the notice of any such meeting.
SECTION 4. Annual Meeting. The Board shall meet for the purpose of the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders. In the event such annual meeting is not so held, the annual meeting of the Board may be held at such other time or place (within or without the State of Delaware) as shall be specified in a notice thereof given as hereinafter provided in Section 7 of ARTICLE III.
SECTION 5. Regular Meetings. Regular meetings of the Board shall be held at such time and place as the Board may fix. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day. Notice of regular meetings of the Board need not be given except as otherwise required by statute or these Bylaws.
SECTION 6. Special Meetings. Special meetings of the Board may be called by the Chairman of the Board or by two or more directors of the Corporation or by the President.
SECTION 7. Notice of Meetings. Notice of each special meeting of the Board (and of each regular meeting for which notice shall be required) shall be given by the Secretary as hereinafter provided in this Section 7, in which notice shall be stated the time and place of the meeting. Except as otherwise required by these Bylaws, such notice need not state the purposes of such meeting. Notice of each such meeting shall be mailed, postage prepaid, to each director, addressed to him or her at his or her residence or usual place of business, by first class mail, at least two days before the day on which such meeting is to be held, or shall be sent addressed to him or her at such place by facsimile, electronic mail or other similar means, or be delivered to him or her personally or be given to him or her by telephone, at least 24 hours before the time at which such meeting is to be held. Notice of any such meeting need not be given to any director who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting, except when he or she shall attend for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board or members of a committee of the Board need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.
SECTION 8. Quorum and Manner of Acting. A majority of the entire Board shall constitute a quorum for the transaction of business at any meeting of the Board and, except as otherwise expressly required by statute or the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum at any meeting of the Board, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to all of the directors unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice shall only be given to the directors who were not present thereat. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. The directors shall act only as a Board and the individual directors shall have no power as such.
SECTION 9. Organization. At each meeting of the Board, the Chairman of the Board or, in the absence of the Chairman of the Board, the President (or, in his or her absence, another director chosen by a majority of the directors present) shall act as chairman of the meeting and preside thereat. The Secretary or, in his or her absence, any person appointed by the Chairman of the Board shall act as secretary of the meeting and keep the minutes thereof.
SECTION 10. Resignations. Any director of the Corporation may resign at any time by giving notice in writing or by electronic transmission of his or her resignation to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be reasonably determined that the electronic transmission was authorized by the director. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
SECTION 11. Vacancies. Any vacancy in the Board, whether arising from death, resignation, removal (with or without cause), an increase in the number of directors or any other cause, may be filled by the vote of a majority of the directors then in office, though less than a quorum, or by the sole remaining director or by the stockholders at the next annual meeting thereof or at a special meeting thereof. Each director so elected shall hold office until his or her successor shall have been elected and qualified.

SECTION 12. Removal of Directors. Any director may be removed, either with or without cause, at any time, by the holders of a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote at an election of directors.
SECTION 13. Compensation. The Board shall have authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
SECTION 14. Committees. The Board may, by resolution passed by a majority of the entire Board, designate one or more committees, including an executive committee, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In addition, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Except to the extent restricted by statute or the Certificate of Incorporation, each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board and may authorize the seal of the Corporation to be affixed to all papers which require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by law to be submitted to stockholders for approval, (ii) adopting, amending or repealing these Bylaws or (iii) indemnifying directors. Each such committee shall serve at the pleasure of the Board and have such name as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board. Unless the Board otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board conducts its business pursuant to ARTICLE II.
SECTION 15. Action by Consent. Unless restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken by the Board or any committee thereof may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or electronic transmission, and the writing or electronic transmission are filed with the minutes of the proceedings of the Board or such committee, as the case may be; provided, however, that such electronic transmission must either set forth or be submitted with information from which it can be reasonably determined that the electronic transmission was authorized by the director. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
SECTION 16. Telephonic Meeting. Unless restricted by the Certificate of Incorporation or these Bylaws, any one or more members of the Board or any committee thereof may participate in a meeting of the Board or such committee telephonically or by similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.
ARTICLE IV
Officers
SECTION 1. Number and Qualifications. The officers of the Corporation shall be elected by the Board and shall include the Chairman of the Board (who may be designated Executive Chairman of the Board if serving as an employee of the Corporation), the President, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), the Secretary and the Treasurer. If the Board wishes, it may also elect other officers (including one or more Assistant

Treasurers and one or more Assistant Secretaries) as may be necessary or desirable for the business of the Corporation. Any two or more offices may be held by the same person, and no officers except the Chairman of the Board and the President need be a director. Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified, or until his or her death, or until he or she shall have resigned or have been removed, as hereinafter provided in these Bylaws. The Board may give any officer such further designations or alternate titles as it considers desirable. Any number of offices may be held by the same person and directors may hold any office unless the Certificate of Incorporation or these Bylaws otherwise provide.
SECTION 2. Resignations. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon receipt. Unless otherwise specified therein, the acceptance of any such resignation shall not be necessary to make it effective.
SECTION 3. Removal Any officer of the Corporation may be removed, either with or without cause, at any time, by the Board at any meeting thereof. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights.
SECTION 4. Chairman of the Board. The Chairman of the Board, if present, shall preside at each meeting of the Board or the stockholders. He or she shall perform all duties incident to the office of Chairman of the Board, and shall perform such other duties as may from time to time be assigned to him or her by the Board.
SECTION 5. The President. The President shall be the chief executive officer of the Corporation. He or she shall, in the absence of the Chairman of the Board, preside at each meeting of the Board or the stockholders. He or she shall perform all duties incident to the office of President and chief executive officer of the Corporation and such other duties as may from time to time be assigned to him or her by the Board. During the absence or disability of the Chairman of the Board, the President shall, except as otherwise directed by the Board, perform the duties and exercise the powers of the Chairman of the Board.
SECTION 6. Vice President. Each Vice President shall perform all such duties as from time to time may be assigned to him or her by the Board, the Chairman of the Board or the President. The Board may add to the title of any Vice President such distinguishing designation as may be desirable, which may reflect seniority, duties or responsibilities of such Vice President. During the absence or disability of the Chairman of the Board and the President, one or more Vice Presidents may be designated by the Board, Chairman of the Board or President to perform the duties and exercise the powers of the Chairman of the Board and the President.
SECTION 7. Treasurer. The Treasurer shall:
(a) have charge and custody of, and be responsible for, all the funds and securities of the Corporation;
(b) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation;
(c) deposit or cause to be deposited all moneys and other valuables to the credit of the Corporation in such depositories as may be designated by the Board or pursuant to its direction;
(d) receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever;
(e) disburse the funds of the Corporation and supervise the investments of its funds, taking proper vouchers therefor;
(f) render to the Board, whenever the Board may require, an account of the financial condition of the Corporation; and
(g) in general, perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Board.

SECTION 8. Secretary. The Secretary shall:
(a) keep or cause to be kept in one or more books provided for the purpose, the minutes of all meetings of the Board, the committees of the Board and the stockholders;
(b) see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law;
(c) be custodian of the records and the seal of the Corporation and affix and attest the seal to all certificates for shares of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal;
(d) see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and
(e) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Board.
SECTION 9. The Assistant Treasurer. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as from time to time may be assigned by the Board.
SECTION 10. The Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties as from time to time may be assigned by the Board.
SECTION 11. Officers’ Bonds or Other Security. If required by the Board, any officer of the Corporation shall give a bond or other security for the faithful performance of his or her duties, in such amount and with such surety as the Board may require.
SECTION 12. Compensation. The compensation of the officers of the Corporation for their services as such officers shall be fixed from time to time by the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.
ARTICLE V
Stock Certificates and Their Transfer
SECTION 1. Stock Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman of the Board or the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him or her in the Corporation; provided that the Board may provide by resolution that some or all of the classes or series of stock in the Corporation shall be uncertificated shares; and provided further, that any such resolution shall not apply to shares represented by a certificate until such a certificate is surrendered to the Corporation. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restriction of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation may issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation may issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
SECTION 2. Facsimile Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
SECTION 3. Lost Certificates. The Board may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed. When authorizing such issue of a new certificate or uncertificated shares, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate, or his or her legal representative, to give the Corporation a bond in such sum as it may direct sufficient to indemnify it against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
SECTION 4. Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate or evidence of the issuance of uncertificated shares to the person entitled thereto, cancel the old certificate and record the transaction upon its records; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded in the books of the Corporation; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the certificates or evidence of uncertificated shares are presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.
SECTION 5. Transfer Agents and Registrars. The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.
SECTION 6. Regulations. The Board may make such additional rules and regulations, not inconsistent with these Bylaws, as it may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of stock of the Corporation, and may authorize its transfer agent and registrar to make such additional rules and regulations deemed expedient concerning the issue, transfer and registration of certificated or uncertificated shares of stock of the Corporation.
SECTION 7. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 or fewer than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of this Section 7 of ARTICLE V at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution, or allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of capital stock, or for the purpose of any other lawful action, except as may otherwise be provided in these Bylaws, the Board may fix a record date. Such record date shall not precede the date upon which the resolution fixing such record date is adopted, and shall not be more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board adopts the resolution relating thereto.
(c) In order to determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date. Such record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directions. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action of the Board is required by applicable law, the Certificate of Incorporation, or these Bylaws, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner set forth in Section 12 of ARTICLE II. If no record date has been fixed by the Board and prior action of the Board is required by applicable law, the Certificate of Incorporation, or these Bylaws, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be the close of business on the day on which the Board adopts the resolution taking such prior action.
SECTION 8. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered in its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered in its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

ARTICLE VI
Indemnification of Directors, Officers and Employees
SECTION 1. General. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, service as a trustee or administrator of an employee benefit plan of the Corporation) or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
SECTION 2. Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, service as a trustee or administrator of an employee benefit plan of the Corporation), or by reason or any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.
SECTION 3. Indemnification in Certain Cases. Notwithstanding the other provisions of ARTICLE VI, to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of ARTICLE VI, or in defense of any claim, issue or matter therein, he or she shall be indemnified against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith.
SECTION 4. Procedure. Any indemnification under Sections 1 and 2 of ARTICLE VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 1 and 2. Such determination shall be made, with respect to a person who is a director, officer, or employee of the Corporation at the time of such determination: (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (d) by the stockholders. Such determination shall be made, with respect to any person who is not a director, officer, employee or agent of the Corporation at the time of such determination, in the manner determined by the Board (including in such manner as may be set forth in any general or specific action of the Board applicable to indemnification claims by such person) or in the manner set forth in any agreement to which such person and the Corporation are parties.
SECTION 5. Advances for Expenses. Costs, charges and expenses (including attorneys’ fees) incurred by a person referred to in Sections 1 and 2 of ARTICLE VI in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay all amounts so advanced in the event that it shall ultimately be determined that such director, officer, employee or agent is not entitled to be indemnified by the Corporation as authorized in ARTICLE VI. Such costs, charges and expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate. The Board may, in the manner set forth above, and upon approval of such director, officer, employer, employee or agent of the Corporation, authorize the Corporation’s counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

SECTION 6. Procedure for Indemnification. Any indemnification under Sections 1, 2 and 3, or advance of costs, charges and expenses under Section 5 of ARTICLE VI, shall be made promptly, and in any event within 60 days upon the written request of the director, officer, employee or agent. The right to indemnification or advances as granted by ARTICLE VI shall be enforceable by the director, officer, employee or agent in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charge and expenses under Section 5 of ARTICLE VI where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Sections 1 or 2 of ARTICLE VI, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 1 or 2 of ARTICLE VI, nor the fact that there has been an actual determination by the Corporation (including its Board, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met such applicable standard of conduct.
SECTION 7. Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by ARTICLE VI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. If the Delaware General Corporation Law is hereafter amended to permit the Corporation to indemnify directors and officers to a greater extent than otherwise permitted by ARTICLE VI, the Corporation shall indemnify directors and officers to such greater extent. All rights to indemnification under ARTICLE VI shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves or served in such capacity at any time while ARTICLE VI is in effect. Any repeal or modification of ARTICLE VI or any repeal or modification of relevant provisions of Delaware General Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification of such director, officer, employee or agent of the Corporation who serves or served in such capacity at any time while ARTICLE VI is in effect. Any repeal or modification of ARTICLE VI or any repeal or modification of relevant provisions of Delaware General Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification of such director, officer, employee or agent or the obligations of the Corporation arising hereunder with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of ARTICLE VI, references to the “Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of ARTICLE VI, with respect to the resulting or surviving corporation, as he or she would have if the separate existence of the constituent corporation had continued.
SECTION 8. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of ARTICLE VI; provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of the Board.
SECTION 9. Savings Clause. If ARTICLE VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee and agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of ARTICLE VI that shall not have been invalidated and to the full extent permitted by applicable law.
ARTICLE VII
General Provisions
SECTION 1. Dividends. Subject to the provisions of statute and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board at any regular or special meeting. Dividends may be paid in cash, in property or in shares of stock of the Corporation, unless otherwise provided by statute or the Certificate of Incorporation.
SECTION 2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board may, from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board may think conducive to the interests of the Corporation. The Board may modify or abolish any such reserves in the manner in which it was created.
SECTION 3. Seal. The seal of the Corporation, which shall have the name of the Corporation inscribed thereon, shall be in such form as shall be approved by the Board. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
SECTION 4. Fiscal Year. The fiscal year of the Corporation shall be fixed, and once fixed, may thereafter be changed, by resolution of the Board.
SECTION 5. Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board or by an officer or officers authorized by the Board to make such designation.
SECTION 6. Execution of Contracts, Deeds, Etc. The Board may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.
SECTION 7. Voting of Stock in Other Corporations Etc. Unless otherwise provided by resolution of the Board, the Chairman of the Board, the President, any Vice President or the Secretary, from time to time, may (or may appoint one or more attorneys or agents to) cast the votes or give the consents which the Corporation may be entitled to cast or give as a shareholder, member, partner or otherwise in any other corporation, limited liability company, partnership or other entity, any of whose shares, securities or interests may be held by the Corporation, whether at meetings of the holders of the shares, securities or interests of such other corporation, limited liability company, partnership or other entity, or otherwise. In the event one or more attorneys or agents are appointed, the Chairman of the Board, the President, any Vice President or the Secretary may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent. The Chairman of the Board, the President, any Vice President or the Secretary may, or may instruct the attorneys or agents appointed, to execute or cause to be executed in the name and on behalf of the Corporation and under its seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the circumstances.

SECTION 8. Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
SECTION 9. Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.
SECTION 10. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records in accordance with law.
SECTION 11. Laws and Regulations; Close of Business. (a) For purposes of these Bylaws, any reference to a statute, rule or regulation of any governmental body means such statute, rule or regulation (including any successor thereto) as the same may be amended from time to time.
(b) Any reference in these Bylaws to the close of business on any day shall be deemed to mean 5:00 P.M. New York time on such day, whether or not such day is a business day.
ARTICLE VIII
Amendments
These Bylaws may be amended or repealed or new bylaws adopted (a) by action of the stockholders entitled to vote thereon at any annual or special meeting of stockholders or (b) if the Certificate of Incorporation so provides, by action of the Board at a regular or special meeting thereof. Any bylaw made by the Board may be amended or repealed by action of the stockholders at any annual or special meeting of stockholders.

/s/ Marc N. Bell
CORPORATE SEAL	Marc N. Bell
Senior Vice President, General Counsel and Secretary